EXHIBIT 3.5


                  CERTIFICATE OF DESIGNATION OF NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                   AND OTHER DISTINGUISHING CHARACTERISTICS OF
                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                                TRUEYOU.COM, INC.

It is hereby certified that:

         FIRST:   The  name  of  the   corporation   (hereinafter   called   the
"Corporation") is TRUEYOU.COM, INC.


         SECOND: The certificate of incorporation of the Corporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of one million (1,000,000) shares of Preferred Stock of a par value of $.001 each and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         THIRD: The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), has adopted the following resolution establishing a series of Fifty Thousand (50,000) shares of Preferred Stock of the Corporation designated as "Series C Convertible Preferred Stock":

         RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $0.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

         1.      Designation and Number; Rank; Prohibited Payments.
                  -------------------------------------------------

            (a) The shares of this series shall be designated as Series C Convertible Preferred Stock (and shall be referred to herein as the "Series C Preferred Stock"). The number of shares initially constituting the Series C Preferred Stock shall be fifty thousand

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(50,000),  which number may be  increased  or decreased by the Board;  provided, however, that such number may not be decreased below the number of the then outstanding shares of Series C Preferred Stock.

            (b) The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank:

               (i) junior to all classes and series of any hereafter authorized capital stock of the Corporation ranking senior (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) to the Series C Preferred Stock ("Senior Stock");

               (ii) pari passu with the Corporation's Series D Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock") and all other classes and series of any hereafter authorized capital stock of the Corporation ranking on a par (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) with the Series C Preferred Stock ("Parity Stock"); and

               (iii) senior to all classes and series of any now or hereafter authorized capital stock of the Corporation ranking junior (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) to the Series C Preferred Stock, including, without limitation, the Corporation's Series B Preferred Stock and any class of the
     Corporation's common stock, par value $0.001 per share ("Common Stock") (such classes and series are referred to as "Junior Stock").

            (c) In no event shall the Corporation be required to make payments in respect of the Series C Preferred Stock (pursuant to Sections 2, 3 or 5 or otherwise) if such payment is prohibited under the terms of any mortgage, note, indenture, debenture or loan agreement now or hereinafter binding upon the Corporation; provided, that any payments delayed pursuant to this Section 1(c) be made promptly after the cessation of such prohibition.

            2.   Dividends.
                 ---------

            (a) The holders of shares of Series C Preferred Stock shall be entitled to receive dividends on each share of Series C Preferred Stock held based on the sum of (x) the Original Issue Price plus (y) any unpaid dividends that have compounded prior to the period in which dividends are then accruing. All such dividends shall accrue and be cumulative from the date of issuance (the "Date of Original Issue"), and be compounded annually at the rate of 4% per annum until paid.

            (b) Upon conversion of any share of Series C Preferred Stock into Common Stock pursuant to Section 4, the holder of such Series C Preferred shall be entitled to receive payment of all accrued and unpaid dividends thereon in the form of such number of additional shares of Common Stock equal to (i) the amount of such accrued and unpaid dividends, divided by (ii) the then applicable Conversion Price of the Series C Preferred.


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            (c) Dividends  shall  accumulate on each share of Series C Preferred
Stock during each year on the basis of the actual number of days in such year.

            (d) In no event may any dividends be paid on the Series C Preferred Stock unless, at the time of such payment, any and all dividends then accrued and payable on the shares of any Senior Stock shall have been paid in full. If dividends are paid on the shares of Series C Preferred Stock and shares of Parity Stock in an amount less than the total amount of such dividends at the time accrued and payable on all of such shares, such dividends shall be allocated pro rata (in proportion to the respective amounts due with respect thereto) among all such shares of Series C Preferred Stock and shares of Parity Stock at the time outstanding based on the amount of dividends then due with respect to each such share. In no event may any dividends be paid on any Junior Stock unless, at the time of such payment, any and all dividends then accrued and payable on the shares of the Series C Preferred Stock have been paid in full.

            (e) Notwithstanding anything to the contrary set forth herein, nothing herein shall limit the Corporation's ability to declare and pay dividends on the shares of Series D Preferred Stock in accordance with Certificate of Designations, Rights and Preferences for the Series D Preferred Stock (the "Series D Certificate of Designation").

         3.      Preference on Liquidation.
                 -------------------------

            (a) Upon the liquidation or dissolution of the Corporation ("Liquidation Event"), the holders of Series C Preferred Stock shall be entitled to receive out of the Corporation's assets, for each share of Series C Preferred Stock outstanding at the time thereof, distributions in the amount of $1,916.62 (subject to adjustment from time to time as a result of a stock split, stock combination or any other similar event affecting the outstanding number of shares of Series C Preferred Stock) (as adjusted from time to time, the "Original Issue Price") plus an amount equal to all accumulated but unpaid dividends thereon, whether or not declared (the Original Issue Price together with such dividends, the "Liquidation Preference").

            (b) Distributions of the Corporation's cash, securities and other assets pursuant to this Section 3 shall be made to the holders of shares of Series C Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Series C Preferred Stock and all other Parity Stock are entitled upon a Liquidation Event.

            (c) No payment or distribution shall be made in respect of any shares of Series C Preferred Stock pursuant to Section 3(a) unless, at the time of such distribution, all amounts due in respect of any shares of Senior Stock have been paid in full.

            (d) No payment or distribution shall be made in respect of any shares of Junior Stock unless, at the time of such distribution, the holders of shares of Series C Preferred Stock shall have received the Liquidation Preference with respect to each share.

            (e) If the assets of the Corporation available for distribution to stockholders exceed the aggregate amount of (i) the Liquidation Preferences payable with respect to all shares of Series C Preferred Stock then outstanding, and (ii) any liquidation preferences payable with respect to Senior Stock or Parity Stock then outstanding, then, after the payment required by paragraph 3(a) above shall have been made or irrevocably set aside, the holders of

Common Stock, the holders of Series C Preferred Stock and the holders of any Senior Stock or Parity Stock which by its terms provides for participation rights upon the occurrence of a Liquidation Event, shall be entitled to receive, pari passu, payment of a pro rata portion of such remaining assets based on the aggregate number of shares of Common Stock held or deemed to be held (on an as-converted basis) by such holder.

            (f) A Change of Control (as defined below) of the Corporation shall not be deemed a Liquidation Event, but shall instead be governed by the terms of
Section 5 below.


         4.      Conversion.
                 ----------

         4.1     Right to Convert.
                 ----------------

            (a) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof at such time as the Corporation shall have effected an Authorized Share Increase (as hereinafter defined), upon exercise in accordance with Section 4.1(b), without the payment of additional consideration, into 10,000 (as such number may be adjusted from time to time, the "Series C Conversion Number") fully paid and nonassessable shares of Common Stock. The term "Authorized Share Increase" shall mean that the Corporation shall have amended its Certificate of Incorporation so as to increase the number of shares of Common Stock (whether by increasing the total number of authorized shares of Common Stock or combining the outstanding shares of Common Stock into a smaller number of shares or both) such that there exists a sufficient number of authorized, but unissued shares of Common Stock (after giving effect to any increase in the authorized Common Stock and/or combination of outstanding shares of Common Stock that the Corporation may implement) to enable (i) all of the Series C Preferred Stock to be converted at the then Series C Conversion Number, and (ii) all shares of the Corporation's Series B Convertible Preferred Stock to be converted in accordance with their terms.

            (b) A record holder of shares of Series C Preferred Stock may effect the optional conversion thereof in accordance with Section 4.1(a) by making a written demand for such conversion (a "Series C Conversion Demand") upon the Corporation at its principal executive offices that sets forth (i) the number of shares of Series C Preferred Stock to be converted; and (ii) the proposed date of such conversion, which shall be a Business Day not less than 5 Business Days after the date of such Series C Conversion Demand (the "Series C Conversion Date"). The Series C Conversion Demand shall be accompanied by the certificate representing such shares or, if such certificate has been lost or stolen, a lost stock certificate affidavit and indemnification agreement in form and substance satisfactory to the Corporation and, if the Corporation shall so request, evidence that such holder shall have posted a bond satisfactory to the Corporation. As soon as practicable after the Series C Conversion Date, the Corporation shall issue and deliver to such holder a certificate for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof (rounded down to the nearest whole share). Upon surrender of a certificate representing Series C Preferred Stock to be converted in part, the Corporation shall after the Series C Conversion Date issue a certificate representing the number of full shares of Series C Preferred Stock not so converted.

            (c) All outstanding shares of Series C Preferred Stock to be converted pursuant to the Series C Conversion Demand shall, on the Series C Conversion Date, be converted into Common Stock for all purposes. On and after the Series C Conversion Date, (i) no such shares of Series C Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for such shares of Series C Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate representing such shares, to receive a certificate for the number of shares of Common Stock into which such shares shall have been converted.

         4.2     Mandatory Conversion.
                 --------------------

            (a) At such time as (i) the Corporation shall have effected an Authorized Share Increase, (ii) the shares of Common Stock issuable upon conversion of the Series C Preferred Stock are registered for resale on Form S-1 or other applicable registration statement with the Securities and Exchange Commission ("SEC") which registration statement shall have been declared effective by the SEC, and (iii) the Corporation shall have closed a sale of Common Stock by the Corporation in an underwritten public offering in which the aggregate gross proceeds of the offering to the Corporation are at least $30,000,000 (a "Qualified Public Offering") (the "Automatic Conversion Date"), each outstanding share of Series C Preferred Stock shall, automatically and without any action on the part of the holders thereof, convert into a number of shares of Common Stock equal to the Series C Conversion Number.

            (b) On the Automatic Conversion Date, the rights of each holder of shares of Series C Preferred Stock (other than the right to receive shares of Common Stock upon conversion of the Series C Preferred Stock pursuant to the terms hereof) shall cease and such holder shall be treated for all purposes as the record holder of shares of Common Stock issuable upon such conversion. As promptly as practicable on or after the Automatic Conversion Date, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that the Automatic Conversion Date has occurred and that the shares of Series C Preferred Stock have been deemed to have converted in accordance with paragraph (a) of this Section. Upon the occurrence of an automatic conversion of the Series C Preferred Stock pursuant to paragraph (a) of this Section 4.2, each holder of shares of Series C Preferred Stock shall surrender the certificate(s) representing the shares of Series C Preferred Stock for which such conversion has occurred to the Corporation and the Corporation shall, upon receipt of such certificate(s), cause its transfer agent to deliver certificate(s) representing the shares of Common Stock issuable upon such conversion of the Series C Preferred Stock to such holder within three business days of the holder's delivery of the applicable Series C Preferred Stock certificate(s). The Corporation shall not be obligated to issue certificates representing the shares of Common Stock issuable upon such conversion, however, unless certificates evidencing such shares of Series C Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an affidavit or agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation and/or the transfer agent from any loss incurred by it in connection therewith.

         4.3     Issuances Below the Series C Conversion Price; Certain
                 Dividends.

            (a) If the Corporation shall, while any Series C Preferred Stock is outstanding, issue shares of its Common Stock (or securities exercisable or exchangeable for, or convertible into, Common Stock) without consideration or at a price per share less than the Series C Conversion Price in effect immediately prior to such issuance (which Conversion Price as of the date of this Certificate of Designation is $0.1916621 per share, as such shares of Common Stock are presently constituted), then in each such case the Series C Conversion Number, except as hereinafter provided, shall be increased so as to be equal to an amount determined by multiplying the Conversion Number in effect immediately prior to such issuance by a fraction:


               (i) the numerator of which shall be the number of Common Share Equivalents (as defined below) outstanding immediately prior to the issuance of such additional shares of Common Stock plus the number of such additional shares of Common Stock so issued; and


               (ii) the denominator of which shall be the sum of the number of Common Share Equivalents outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate gross proceeds received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the Series C Conversion Price in effect immediately prior to such issuance.

            For the purposes hereof, "Common Share Equivalents" means all shares of Common Stock and all shares of Common Stock that are issuable upon exercise, exchange or conversion of all securities of the Corporation that may now or at any time in the future be authorized, issued and outstanding and that represent any other direct or indirect rights to acquire, or constitute interests or participations in, Common Stock or rights to acquire securities that are directly or indirectly exercisable for, convertible into or exchangeable for Common Stock..

            (b) If the Corporation shall, while any Series C Preferred Stock is outstanding, declare a non-cash dividend on the outstanding shares of Common Stock, other than non-cash dividends pursuant to Section 4.4, then and in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C Preferred Stock; provided, however, that no such provision shall be made if the holders of Series C Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

            (c) If the Corporation shall while any Series C Preferred Stock is outstanding declare a dividend payable in shares of Common Stock on the outstanding shares of any class of capital stock of the Corporation (other than the Common Stock or the Series C Preferred Stock), then in each such case the Series C Conversion Number shall be increased to an amount determined by multiplying the Series C Conversion Number in effect immediately prior to such declaration by a fraction: (i) the numerator of which shall be the number of Common Share Equivalents immediately prior to such declaration plus the total number of shares of Common Stock to be issued to the holders of the class of capital stock with respect to which such dividend is declared; and (ii) the denominator of which shall be the number of Common Share Equivalents immediately prior to such declaration. Such adjustment shall be made whenever any such dividend is paid and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such dividend.

            (d) The issuance of any security exercisable or exchangeable for, or convertible into, Common Stock shall be deemed to be the issuance of the number of shares of Common Stock initially issuable upon the exercise, exchange or conversion thereof. If any security exercisable or exchangeable for, or convertible into, Common Stock by its terms provides for subsequent increases or decreases in the number of shares of Common Stock issuable upon exercise, exchange or conversion thereof, upon any such increase or decrease, the Conversion Price shall be appropriately readjusted.

            (e) The price per share of any security exercisable or exchangeable for, or convertible into, Common Stock shall be deemed equal to the quotient obtained by dividing (i) the sum of the purchase price for such security plus any additional consideration payable upon the exercise, exchange or conversion thereof into Common Stock by (ii) the number of shares of Common Stock initially issuable upon exercise, exchange or conversion thereof. If any security exercisable or exchangeable for, or convertible into, Common Stock by its terms provides for subsequent increases or decreases in the additional consideration payable upon exercise, exchange or conversion thereof into Common Stock, upon any such increase or decrease, the Conversion Price shall be appropriately readjusted.

            (f) Except as otherwise provided herein, the determination of whether any adjustment, if any, is required by reason of the issuance of any shares of Common Stock upon exercise, exchange or conversion of securities shall be made only at the time of the issuance of such securities and not at the subsequent time of issuance of shares of Common Stock upon exercise, exchange or conversion thereof.

            (g) If the right to acquire shares of Common Stock upon exercise, exchange or conversion of any security that shall have given rise to an adjustment shall expire or terminate prior to the exercise, exchange or conversion thereof, then the Series C Conversion Number shall be readjusted to eliminate any shares of Common Stock issuable upon exercise, exchange or conversion of the security that shall have so expired or terminated.

            (h) If there shall be an increase or decrease or increases or decreases, with the passage of time or otherwise, in the price payable upon the exercise, exchange or conversion of any security, then the Series C Conversion Number shall be adjusted to give effect to the additional or lesser consideration received or receivable therefor.

            (i) The consideration per share for the issuance or sale of any shares of Common Stock (or any securities exercisable or exchangeable for, or convertible into, Common Stock) shall, irrespective of the accounting treatment of such consideration:

               (i) insofar as such consideration consists of cash, equal the amount of cash received by the Corporation;

               (ii)   insofar  as  such   consideration   consists  of  property
     (including securities) other than cash, equal to the fair market value thereof at the time of such issuance or sale; and

               (iii) in case shares of Common Stock (or any securities exercisable or exchangeable for, convertible into, Common Stock) are issued or sold by the Corporation together with other stock or securities or other assets of the Corporation for consideration that covers both, equal to the portion of such consideration so received, computed as provided in the preceding clauses (i) and (ii) above, allocable to such shares of Common Stock (or any such other securities);

all as determined by the Board.

            (j) No adjustment shall be made to the Series C Conversion Number pursuant to this Section 4.3 upon the issuance of securities (collectively, "Exempt Issuances") pursuant to Section 4.4 or 4.5 or:

               (i) upon the issuance or exercise of options to purchase up to 23,478,820 shares of Common Stock of the Corporation to employees, consultants, officers or directors of the Corporation pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement, which issuance has been approved by the compensation committee of the Board;

               (ii) in connection with the acquisition by the Corporation of a business entity or segment of any such entity by merger, purchase of stock or assets or otherwise and, if the Series C Preferred Stock is outstanding, that is approved by the holders of a majority of the shares of Series C Preferred Stock outstanding;

               (iii) in connection with any direct or indirect borrowings by the Corporation, including any type of loan or payment evidenced by any type of debt instrument;

               (iv) in a public offering;

               (v) pursuant to that certain Share Exchange Agreement dated as of December 20, 2005 by and among the Corporation, Advanced Aesthetics, Inc. and certain securityholders of Advanced Aesthetics, Inc.;

               (vi) upon conversion of any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or upon conversion of any currently outstanding shares of preferred stock of the Corporation;

               (vii) upon exercise, exchange or conversion of any warrants or other convertible securities of the Company outstanding on or about the date hereof (including any warrants issued to the holders of Series D Preferred Stock within a reasonable time after the date hereof);

               (viii) with respect to which the holders of a majority of the shares of Series C Preferred Stock outstanding at the time of such issuance shall have waived their rights to receive any such adjustment;

               (ix)  shares  of  Common   Stock   pursuant  to  a  stock  split,
     combination or subdivision of the outstanding shares of Common Stock; or

               (x) issuances upon exercise, exchange or conversion of any security referred to in the preceding clauses (i) through (x).

         4.4 Adjustment of Conversion Number. If the number of outstanding shares of Common Stock shall increase as a result of any dividend on the Common Stock or any stock split or other subdivision of the outstanding shares of Common Stock or a reclassification, then the Series C Conversion Number shall be adjusted, concurrently with the effectiveness of such increase, to a Series C Conversion Number that would entitle each holder of Series C Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such increase. If the number of outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), the Series C Conversion Number shall be adjusted, concurrently with the effectiveness of such decrease, to a Series C Conversion Number that would entitle each holder of Series C Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such decrease.

         4.5 Report or Certificate as to Adjustments. In each case of (a) any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of a share of Series C Preferred Stock and (b) any adjustment or readjustment to the Series C Conversion Number, the Corporation will deliver to each holder of Series C Preferred Stock a certificate of an officer of the Corporation that sets forth the computation of such adjustment or readjustment in accordance with the terms of this certificate of designation.

         4.6 Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series C Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of one or more shares of Series C Preferred Stock shall be paid in cash (computed to the nearest cent) equal to such fraction equal to the fair market value of a share of Common Stock as of the date of such conversion, as reasonably determined by the Corporation.

         4.7 Reserved Common Stock. From and after the date of the Authorized Share Increase, the Corporation will at all times when any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock.

         5. Merger, Consolidation or Disposition of Assets.
            ----------------------------------------------

            (a) If, after the Date of Original Issue and while any share or shares of Series C Preferred Stock are outstanding, there occurs, other than as a result of the sale of securities pursuant to the Purchase Agreement: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of related transactions or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation's property, assets or business to another corporation where the holders of the Corporation's voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation and such transaction is approved by the Board (each, a "Change of Control"), and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Corporation, then prior to the occurrence of any Change of Control approved by the Corporation's Board, and immediately after the occurrence of any Change of Control not approved by the Board, the Corporation shall notify the holders that they must make a change of control redemption election as set forth in this paragraph. Within 10 days after receiving such notice from the Corporation, each holder shall deliver notice to the Corporation of its election and the Corporation shall, pursuant to such holder's election, (i) convert such holder's Series C Preferred Stock entirely into Common Stock of the Corporation (which conversion shall take place prior to the consummation of any Change of Control transaction approved by the Board and shall take place as if such conversion were pursuant to Section 4.2), or (ii) pay to such holder cash equal to 100% of the Liquidation Preference of each share of Series C Preferred Stock to be redeemed or (iii) pay to such holder cash equal to the Current Market Price (determined as of the date immediately prior to the date on which the proposed Change of Control became effective) of the Common Stock into which the Series C Preferred Stock is (or was) convertible immediately prior to the consummation of the Change of Control (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue).

            (b) For purposes of this Section 5, "Current Market Price" means, in respect of any share of Common Stock on any date herein specified:

               (1) if there shall not then be a public market for the Common Stock, the higher of (a) the book value per share of Common Stock at such date, and (b) the fair market value per share of Common Stock as determined in good faith by the Board, or

               (2) if there shall then be a public market for the Common Stock, the higher of (x) the book value per share of Common Stock at such date, and (y) the average of the daily market prices for the 5 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (i) the closing bid price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or Pink Sheets LLC, (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. (the "NASD") selected mutually by holders of a majority of the Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by holders of a majority of the Preferred Stock and one of which shall be selected by the Corporation.

         6. Reacquired Shares. Any shares of Series C Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series C Preferred Stock shall upon their cancellation become authorized but unissued shares of the Corporation's preferred stock, par value $0.001 per share, and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another class or series of the Corporation's preferred stock, par value $0.001 per share, including, without limitation, Series C Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein.

         7. Voting Rights.
            -------------

            (a) Each share of Series C Preferred Stock shall entitle the holder thereof to vote, in person, by proxy or at a special or annual meeting of the stockholders of the Corporation, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to any such matters as to which holders of the Series C Preferred Stock shall be entitled to vote, each issued and outstanding share of Series C Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock issuable upon conversion thereof.

            (b) The affirmative vote of the holders of more than 50% of the outstanding shares of Series C Preferred Stock, voting separately as a single class, in person, by proxy or at a special or annual meeting of stockholders of the Corporation shall be required to:

               (i) except for the filing of the Series D Certificate of Designation, amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of the Corporation's certificate of incorporation or bylaws so as to adversely affect the preferences, rights or powers of the Series C Preferred Stock;

               (ii) authorize, create or issue any class or series of shares of Senior Stock or Parity Stock (other than the Series D Preferred Stock);

               (iii) amend, alter or repeal of any of the provisions of this Certificate of Designation (including, without limitation, any change in the number of shares of the Corporation that are designated as Series C Preferred Stock);

               (iv) redeem, purchase or acquire, directly or indirectly, any shares of capital stock of the Corporation or any of its subsidiaries or any option, warrant or other right to purchase or acquire any such shares, or any other security, other than (A) the redemption of Series C Preferred Stock pursuant to the terms hereof or the redemption of any Series D Preferred Stock or any Senior Stock pursuant to the terms thereof, (B) the repayment or prepayment of any indebtedness or (C) pursuant to the repurchase rights of the Corporation under options or restricted stock grants to directors, employees or consultants of the Corporation, in each case, granted under equity incentive plans approved by the Board;

               (v) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of the Corporation or any subsidiary, other than a dividend or other distribution pursuant to the terms of the Series C Preferred Stock or a dividend or other distribution pursuant to the terms of the Series D Preferred Stock, unless all dividends then due on the Series C Preferred Stock shall have been paid;

               (vi) prior to the effectiveness of the Authorized Share Increase, amend the Certificate to authorize or increase the authorized number of shares of the Corporation's Common Stock, unless such amendment would constitute an Authorized Share Increase; or

               (vii) issue shares of any class or series of Junior Stock except for each of the following (which shall not be mutually exclusive):


                    (A) the issuance, from time to time, of Junior Stock where the aggregate gross proceeds to the Corporation of all such issuances does not exceed $5 million;


                    (B) the issuance, from time to time, of Junior Stock at a valuation of at least $0.191662 per share of Common Stock (subject to adjustment from time to time as a result of a stock split, stock combination or any other similar event affecting the Common Stock) where the aggregate gross proceeds to the Corporation of all such issuances does not exceed $5 million;


                    (C) the issuance, from time to time, of Junior Securities at a valuation of at least $0.191662 per share of Common Stock (subject to adjustment from time to time as a result of a stock split, stock combination or any other similar event affecting the Common Stock), where (A) all of the proceeds are used to repay indebtedness of the Corporation outstanding as of the Date of Original Issue and
(B) the aggregate gross proceeds to the Corporation of all such issuances does not exceed $11 million;


                    (D) the issuance of Junior Securities in connection with a Qualified Public Offering; and

                    (E) the Exempt Issuances.

            (c) Except as and to the extent provided in Section 7(a) or 7(b) or as required by law or provided elsewhere herein, the holders of shares of Series C Preferred Stock shall not have any voting rights. With respect to any matter on which holders of Series C Preferred Stock shall be required by law to vote, holders of such shares shall be entitled to one vote for each share held.

         8. Right of First Offer. Subject to the terms and conditions specified in this Section 8, and applicable securities laws, in the event the Corporation proposes to offer or sell any future equity or equity-linked securities or debt which is convertible into equity or in which there is an equity component (as the case may be, "Additional Securities"), the Corporation shall first make an offer of such Additional Securities to each holder of Series C Preferred Stock in accordance with the following provisions of this Section 8, and to each holder of Series D Preferred Stock in accordance with the terms of the Series D Certificate of Designation. Each holder of Series C Preferred Stock shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate.

            (a) The Corporation shall deliver a written notice (the "Offer Notice") to each of the holders of Series C Preferred Stock stating (i) its bona fide intention to offer such Additional Securities, (ii) the number of such Additional Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Additional Securities. By written notification received by the Corporation within twenty (20) calendar days after mailing of the Offer Notice, each of the holders of Series C Preferred Stock, together with each of the holders of the Series D Preferred Stock, may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, its pro-rata portion of such Additional Securities based on the aggregate applicable liquidation preferences of the shares of Series C Preferred Stock or Series D Preferred Stock held by each such holder. The Company shall promptly, in writing, inform each holder of Series C Preferred Stock that elects to purchase all the shares available to it (each, a "Fully-Exercising Investor") of any other holder's failure to do likewise. During the ten (10) calendar day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Additional Securities for which holders of Series C Preferred Stock and Series D Preferred Stock were entitled to subscribe but which were not subscribed for by the holders of Series C Preferred Stock and Series D Preferred Stock which is equal to the proportion that the liquidation preference of the Series C Preferred Stock issued and held by such Fully-Exercising Investor (on an as-converted basis) bears to the liquidation preferences of the Series C Preferred Stock and Series D Preferred Stock issued and held by all Fully-Exercising Investors who wish to purchase such unsubscribed shares. If all Additional Securities referred to in the Offer Notice are elected to be purchased or obtained as provided in this Section 8(a), then the Corporation and the Fully-Exercising Investors shall thereupon seek, in good faith, to negotiate and execute definitive legal documents with respect to such offering.

            (b) If all Additional Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 8(a) hereof, then the Corporation (i) shall deliver the Issuance Notice pursuant to Section 9 hereof, (ii) shall have no further obligation to the Fully-Exercising Investors or any other holders of Series C Preferred Stock under this Section 8 with respect to the Additional Securities that are subject to such Offer Notice during the Offering Period (as defined below), and may, during the one hundred
(100) day period following the expiration of the period provided in Section 8(a) hereof (the "Offering Period"), offer all of such Additional Securities to any person or persons, subject to Section 9 hereof, at a price not less than, and upon terms no more favorable to the offeree than those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the Additional Securities within such period, or if such agreement is not consummated within thirty (30) days following the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered unless first reoffered to the holders of Series C Preferred Stock in accordance with this Section 8.

            (c) The right of first offer set forth in this Section 8 shall expire in its entirety on the date of the consummation of a Qualified Public Offering.

            (d) The rights of the holders of Series C Preferred Stock under this
Section 8 shall not apply to any of the Exempt Issuances.

         9. Participation Rights.
            --------------------

            (a) Subject to the terms and conditions specified in this Section 9, at any time while the Series C Preferred Stock is outstanding, the holders of shares of Series C Preferred Stock shall have a right to participate with respect to the issuance or possible issuance by the Corporation of any Additional Securities on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities. Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each holder of shares of Series C Preferred Stock in accordance with the following provisions:

                    (i) The Corporation shall deliver a notice (the "Issuance Notice") to the holders of shares of Series C Preferred Stock stating (a) its bona fide intention to offer such Additional Securities, (b) the approximate number of such Additional Securities to be offered, (c) the price (or pricing formula) and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

                    (ii) By written notification received by the Corporation, within ten (10) days after giving of the Issuance Notice, any holder of shares of Series C Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that number of such Additional Securities which equals such holder's Pro Rata Amount (as defined below). The "Pro Rata Amount" for any given holder of shares of Series C

Preferred Stock shall equal that portion of the Additional Securities that the Corporation proposes to offer which equals the proportion that the number of shares of Common Stock that such holder owns or has the right to acquire (without giving effect to the limitations contained in Section 5(h)) bears to the total number of shares of Common Stock then outstanding (assuming in each case the full conversion and exercise of all convertible and exercisable securities then outstanding).

                    (iii) If all Additional Securities which the holders of shares of Series C Preferred Stock are entitled to obtain pursuant to Section 9(a)(ii) are not elected to be obtained as provided in Section 9(a)(ii) hereof, the Corporation may, at its option, during the 90-day period following the expiration of the period provided in Section 9(a)(ii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of shares of Series C Preferred Stock in accordance herewith.

            (b) The rights of the holders of Series C Preferred Stock under this
Section 9 shall not apply to any of the Exempt Issuances.

            (c) The participation right set forth in this Section 9 may not be assigned or transferred, except in connection with an assignment or transfer of the holder's shares of Series C Preferred Stock and except that such right is assignable by each holder of shares of Series C Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder.

            (d) The participation right set forth in this Section 9 shall expire in its entirety on the date of the consummation of a Qualified Public Offering.

            (e) The rights of the holders of Series C Preferred Stock under this
Section 9 shall not apply to any sale of Additional Securities where the Fully-Exercising Investors purchase all of such Additional Securities pursuant to Section 8 hereof or pursuant to the Series D Certificate of Designation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf as of this 20th day of December, 2005.


                                   TRUEYOU.COM, INC.

                                   By:/s/ Alan Gelband
                                      ------------------------------------------
                                      Name:  Alan Gelband
                                      Title: Chief Executive Officer and
                                             Treasurer